Exhibit 99.1

Raytheon Technologies
870 Winter Street
Waltham, MA 02451
USA

Media Contact
Michele Quintaglie
C: 860.493.4364
michele.quintaglie@rtx.com

Investor Contact
Erin Somers
C: 704.264.6854
erin.somers@rtx.com

Raytheon Technologies Appoints Bernard A. Harris Jr. to Board of Directors

WALTHAM, Mass., April 19, 2021 – Raytheon Technologies (NYSE: RTX) today announced that its board of directors has elected Dr. Bernard A. Harris Jr. as a director. A distinguished former NASA astronaut who is currently the chief executive officer of Vesalius Ventures, a venture capital firm, Harris is an experienced business leader with significant accomplishments in space exploration and advancement of emerging technologies.

“We are honored to have Dr. Harris join our board,” said Raytheon Technologies chief executive officer Greg Hayes. “His groundbreaking work in space and his impressive leadership across business, education and healthcare are remarkable. We expect our management team, employees and shareowners will benefit from his extensive experience and from the leadership he demonstrates in community development.”

A veteran astronaut, Harris has logged more than 438 hours and traveled over 7.2 million miles in space. Selected into the Astronaut Corps in January 1990, he was a mission specialist on the space shuttle Columbia in 1993 and a payload commander on the space shuttle Discovery in 1995, becoming the first African American to walk in space. While at NASA, he conducted research in musculoskeletal physiology and clinical investigations of space adaptation, and he also developed in-flight medical devices to extend astronaut stays in space.

Harris is CEO and managing partner of Vesalius Ventures Inc., a venture capital firm that invests in early- to mid-stage healthcare technologies and companies. He is a member of the board of directors of U.S. Physical Therapy (Nasdaq: USPH) and Monebo Technologies. He serves as a trustee/director for Salient and Barings investment funds. In addition, he is on the boards of the National Academies of Science, Engineering and Medicine - Board on Health Policy, the Texas Medical Center, CHI St. Luke’s Health System, and the Harris Institute & Foundation.

Harris said, “I am truly honored by this opportunity. I am professionally and personally aligned to the very causes that are at the heart of Raytheon Technologies: space exploration, innovation, education and the importance of the corporation as a positive force in community development.”

Harris, who is 64 years old and lives in Houston, has extensive community and philanthropic experience. In 1998, he established the Harris Foundation, a nonprofit whose mission is to invest in community-based initiatives to support education, health and wealth. In addition, Harris is currently the chief executive officer of the National Math and Science Initiative, a nonprofit organization that supports STEM education.

He earned a Bachelor of Science in Biology from the University of Houston, a Master of Medical Science from the University of Texas Medical Branch at Galveston, a Master of Business Administration from the University of Houston - Clear Lake, and a Doctor of Medicine from Texas Tech University Health Sciences Center School of Medicine. He completed a residency in internal medicine at the Mayo Clinic, a National Research Council Fellowship in endocrinology at the NASA Ames Research Center and trained as a flight surgeon at the U.S. Air Force School of Aerospace Medicine. He is also a licensed private pilot and certified scuba diver.

Harris is the recipient of numerous awards, including seven honorary doctorates, the NASA Space Flight Medal and the NASA Award of Merit. He is a fellow of the American College of Physicians and was the recipient of the 2000 Horatio Alger Award.

About Raytheon Technologies
Raytheon Technologies Corporation is an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide. With four industry-leading businesses ― Collins Aerospace Systems, Pratt & Whitney, Raytheon Intelligence & Space, and Raytheon Missiles & Defense ― the company delivers solutions that push the boundaries in avionics, cybersecurity, directed energy, electric propulsion, hypersonics, and quantum physics. The company, formed in 2020 through the combination of Raytheon Company and the United Technologies Corporation aerospace businesses, is headquartered in Waltham, Massachusetts.

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